Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Robert Mudge named to Eversource Board of Trustees

HARTFORD, Conn. and BOSTON, Mass. (December 5, 2025) – Eversource Energy (NYSE: ES) today announced the election of W. Robert “Bob” Mudge to its Board of Trustees effective January 1, 2026. Mudge was also appointed as a member of the Audit Committee and Finance and Risk Management Committee.

“Bob brings decades of operational leadership and strategic insight to our board, and we’re excited to have him join the Eversource family,” said Eversource Chairman, President, and CEO Joe Nolan. “His extensive experience in network infrastructure, large-scale operations, and corporate governance will be invaluable as we continue to modernize our energy delivery systems to enhance safety and reliability while providing exceptional service to our customers.”

Mudge is a proven C-suite leader and board member with deep expertise in technology innovation, system modernization, and operational transformation. He spent more than three decades at Verizon, including seven years as Chief Operating Officer and Executive Vice President, where he led a 40,000-person organization responsible for network operations and service delivery. He directed the transition to a fiber-based platform serving over 20 million homes and businesses and managed an annual capital budget ranging from $6-$8 billion.

From 2021 to 2023, Mudge served as CEO of Brightspeed Communications, a $2 billion-plus telecom and internet service provider operating in 20 states. As CEO, he successfully led Brightspeed’s launch as an independent company, recruited its leadership team, and implemented an industry-leading fiber-optic network build.

In addition, Mudge has significant governance experience, currently serving on the board of Unitek Global Services. He also previously served on the board of Windstream Communications, providing operational guidance immediately following its restructuring.

“I am honored to join Eversource’s Board of Trustees and contribute to its mission of delivering reliable energy solutions to serve customers and communities with a focus on affordability,” said Mudge. “I look forward to working with the board and management team to support the company’s continued leadership in enhancing reliability, enabling clean energy, and providing superior customer service.”

Mudge holds a bachelor’s degree in business administration from North Adams State College, a Master of Business Administration from Suffolk University, and a professional certificate in telecommunications technology from Northeastern University.

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is recognized as the #1 U.S. utility on TIME’s List of World’s Best Companies for 2024. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.6 million customers in Connecticut, Massachusetts and New Hampshire. The #1 Energy Efficiency Provider in the Nation, Eversource harnesses the commitment of more than 10,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like a first-in-the-nation networked geothermal pilot project, solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

William Hinkle

603-634-2228

william.hinkle@eversource.com

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